UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 11, 2021

CBIZ, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-32961	22-2769024
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6050 Oak Tree Boulevard, South, Suite 500, Cleveland, Ohio	44131
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (216) 447-9000

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock par value $0.01 per share	CBZ	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 8.01	Other Events.

On February 11, 2021, the Board of CBIZ, Inc. (the “Company”) authorized the continuation of the Company’s Share Repurchase Program, which has been renewed annually for the past seventeen years. This authorization renews the 5 million share authorization currently in place which expires on March 31, 2021. The Board of Directors of the Company has authorized the purchase of up to 5 million additional shares of its outstanding common stock to be obtained in open market, privately negotiated, or 10b5-1 trading plan purchases through March 31, 2022.

As of December 31, 2020, CBIZ had 54,098,704 shares of common stock outstanding. CBIZ’s Board of Directors believes that the repurchase plan is a prudent use of the Company’s financial resources, and that investing in its own shares is an attractive use of capital and an efficient means to provide value to CBIZ stockholders. CBIZ anticipates that it will obtain all of the funds necessary to purchase shares under the repurchase program, and to pay related fees and expenses, from operating cash flow and by borrowing under its credit facility. This authorization allows such purchases to the extent permitted under the Company’s current or any future credit facility, without further amendment.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 17, 2021

CBIZ, Inc.

By:	/s/ Michael W. Gleespen
Name:	Michael W. Gleespen
Title:	Corporate Secretary